Exhibit 107

Calculation of Filing Fee Tables(1)

Form S-3

(Form Type)

Pfizer Inc.

Pfizer Investment Enterprises Pte. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.650% Notes due 2025	457(r)	$3,000,000,000	99.943%	$2,998,290,000	0.0001102	$330,412

Fees to Be Paid	Debt	4.450% Notes due 2026	457(r)	$3,000,000,000	99.883%	$2,996,490,000	0.0001102	$330,214

Fees to Be Paid	Debt	4.450% Notes due 2028	457(r)	$4,000,000,000	99.880%	$3,995,200,000	0.0001102	$440,272

Fees to Be Paid	Debt	4.650% Notes due 2030	457(r)	$3,000,000,000	99.823%	$2,994,690,000	0.0001102	$330,015

Fees to Be Paid	Debt	4.750% Notes due 2033	457(r)	$5,000,000,000	99.850%	$4,992,500,000	0.0001102	$550,174

Fees to Be Paid	Debt	5.110% Notes due 2043	457(r)	$3,000,000,000	98.000%	$2,940,000,000	0.0001102	$323,988

Fees to Be Paid	Debt	5.300% Notes due 2053	457(r)	$6,000,000,000	99.851%	$5,991,060,000	0.0001102	$660,215

Fees to Be Paid	Debt	5.340% Notes due 2063	457(r)	$4,000,000,000	98.057%	$3,922,280,000	0.0001102	$432,236

	Other	Guarantees of Pfizer Inc.	457(n)	N/A	N/A	N/A	N/A	N/A(2)

Total				$31,000,000,000		$30,830,510,000		$3,397,526

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)

Pfizer Inc. will fully and unconditionally guarantee the notes issued by Pfizer Investment Enterprises Pte. Ltd. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.